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                                                                    EXHIBIT (23)



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Rochester & Pittsburgh Coal Company and subsidiaries of our report dated March 8, 1996, except for the second paragraph of the Eighty-Four and Lucerne Land section of Note D, as to which the date is April 12, 1996, included in the 1995 Annual Report to Shareholders of Rochester & Pittsburgh Coal Company and subsidiaries.

Our audits also included the financial statement schedules of Rochester & Pittsburgh Coal Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                     ERNST & YOUNG LLP
                                                     Ernst & Young LLP

Pittsburgh, Pennsylvania
March 8, 1996 except for the Eighty-Four and Lucerne Land section of Note D, as to which the date is April 12, 1996.